CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
(715) 836-9994 x109
DATE: September 24, 2007
FOR IMMEDIATE RELEASE

Citizens Community Bancorp, Inc.
Announces Stock Repurchase Program

EAU CLAIRE, Wis.--(BUSINESS WIRE)--Sept. 24, 2007--Citizens Community Bancorp, Inc., (NASDAQ:CZWI), the holding company for Citizens Community Federal, announced its intention today to repurchase up to 5 percent of its outstanding shares in the open market or in privately negotiated transactions. These shares will be purchased from time to time over a 12-month period depending upon market conditions. The stock repurchase program will commence as soon as possible following the one-year anniversary of the Company's stock offering which is on October 31, 2007.

James G. Cooley, president and chief executive officer of the Company, indicated that the board of directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Citizens Community Federal.

Said Cooley, "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our shareholders."

As of June 30, 2007, the Company had consolidated total assets of $330.6 million and stockholders' equity of $77.8 million. The Company's stock is traded on the NASDAQ Global Stock Market under the symbol "CZWI".

About Citizens Community Bancorp, Inc.

Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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